Exhibit 10.49

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made by and between EVERTEC GROUP, LLC, a Puerto Rico limited liability company (the “Company”), and MORGAN M. SCHUESSLER, JR. (“Executive” and, collectively with the Company, the “Parties”), as of this 1st day of April, 2015 (the “Effective Date”).

WHEREAS, the Parties previously entered into that certain Amended and Restated Employment Agreement dated December 17, 2014 (the “Agreement”); and

WHEREAS, pursuant to Section 9(f) of the Agreement the Parties desire to amend the Agreement to reflect certain changes with respect to the terms, provisions and conditions set forth therein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the Parties agree as follows:

1.	General. Except as otherwise provided in this Amendment, all capitalized terms used herein shall have the meanings ascribed thereto in the Agreement.

2.	Long-Term Incentive Compensation. Section 2(d)(iii) is hereby amended and restated in its entirety with the following language:

“(iii) Long-Term Incentive Compensation. To the extent that Executive is to be granted any long-term incentive compensation, such long-term compensation shall be subject to the terms of the applicable award agreement, the Evertec 2013 Equity Incentive Plan (or any successor plan thereto, the “2013 Plan”) and any long-term incentive plan adopted under the 2013 Plan. More specifically, within ten (10) business days of the Start Date, Executive will receive (A) a restricted stock unit grant equivalent to $2,000,000 which shall vest in substantially equal installments on the first three anniversary dates of the Start Date (the “RSU Grant”), subject to Executive’s continued employment by the Company through each such anniversary date and (B) a restricted stock unit grant equivalent to no less than $1,950,000, 50% of which shall time vest in substantially equal installments on January 1, 2016, January 1, 2017 and January 1, 2018 (subject to Executive being still employed on the applicable vesting dates) and the remaining 50% of which shall vest and Executive shall earn between 0% and 200% of such remainder based on the Company’s financial performance (the attainment of which will be determined by certain performance metrics established by the Compensation Committee of the Board and the Board after appropriate consultation with Executive) over the three year period which starts on January 1, 2015 and ends on January 1, 2018, subject to Executive’s continued employment by the Company throughout the end of such period.”

3.	It is understood and agreed by both Parties that all other terms and conditions of the Agreement, as amended hereby, together with any and all related documentation, shall remain in full force and effect.

4.	In the event of a conflict between the terms of this Amendment and those of the Agreement, the terms of this Amendment shall govern. This Amendment shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the Parties have executed this Amendment to be binding as of the Effective Date set forth above, regardless of the actual date of the execution and delivery hereof.

EXECUTIVE		EVERTEC GROUP, LLC

By:	/s/ Morgan M. Schuessler, Jr.	By:	/s/ Frank G. D’Angelo
Name:	Morgan M. Schuessler, Jr.	Name:	Frank G. D’Angelo
Title:	President & Chief Executive Officer	Title:	Chairman of the Board of Directors

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